Exhibit 2.1

FIRST AMENDMENT TO MEMBERSHIP INTEREST

AND ASSET PURCHASE AGREEMENT

This First Amendment to Membership Interest and Asset Purchase Agreement (this “Amendment”) is made and entered into effective as of November 6, 2017 (“Effective Time”), by and among RESOLUTE ENERGY CORPORATION, a Delaware corporation (“Resolute”), HICKS ACQUISITION COMPANY I, INC., a Delaware corporation (“HACI” and together with Resolute, the “Company Sellers”), RESOLUTE NATURAL RESOURCES COMPANY, LLC, a Delaware limited liability company (“RNR” and together with the Company Sellers, the “Sellers”), RESOLUTE ANETH, LLC, a Delaware limited liability company (the “Company”), ELK PETROLEUM ANETH, LLC, a Delaware limited liability company (“Buyer”), and ELK PETROLEUM LIMITED, an Australian company limited by shares (“Parent Guarantor”).  Buyer, the Company, Sellers and Parent Guarantor are collectively referred to as the “Parties” and individually as a “Party.”

The Parties entered into a Membership Interest and Asset Purchase Agreement dated September 14, 2017 (the “Original MIAPA”) for the purchase and sale of certain Assets, Purchased Assets and Company Units, as such terms are defined therein.  All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Original MIAPA.

The Parties desire to amend certain terms of the Original MIAPA as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.	AMENDMENTS. The Parties agree to amend the Original MIAPA as follows:
(a)	The last sentence of the first paragraph of the Original MIAPA is replaced in its entirety with the following:

“Parent Guarantor joins this Agreement solely for the purposes of Section 3.04, Article VIII, Section 9.08, Section 11.03, Section 12.05 and Article XIX, and for purposes of such Articles and Sections, Parent Guarantor shall be included as a “Party.””

(b)	All references to “Parent Guarantor” found in Sections 3.04(a), (b) and (c) of the Original MIAPA are replaced in their entirety with “Buyer”.
(c)	The following clause shall be added as Section 3.04(e) to the Original MIAPA:

“(e)Assignment. Effective immediately following the Closing on the Closing Date, Buyer hereby transfers and assigns to Parent Guarantor the obligations of Buyer set forth in Sections 3.04(a), (b) and (c), Parent Guarantor hereby accepts and assumes such obligations, and Sellers hereby consent to such assignment, and thereafter, Buyer shall have no further liability for the obligations set forth in Sections 3.04(a), (b) and (c) and Sellers shall only have recourse against the Parent

Guarantor with respect to such obligations; provided, however, solely for Tax and accounting purposes:

(i)Buyer shall be deemed to initially transfer and assign the obligations under Sections 3.04(a), (b) and (c) to Elk Petroleum, Inc., which shall then be deemed to assign such obligations to Parent Guarantor; and

(ii)any payments of the Additional Consideration shall be reported in the following order: (A) first, as a capital contribution by Parent Guarantor to Elk Petroleum, Inc., (B) second, as a capital contribution by Elk Petroleum, Inc. to Buyer, and (C) third, as a payment by Buyer to Sellers.”

(d)	Section 2.02 of the Original MIAPA is replaced in its entirety with the following:

“Section 2.02 Purchased Assets.  On the terms and subject to the conditions herein and the exclusions set forth in Section 2.03, at the Closing, RNR will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from RNR all of the right, title and interest of RNR in and to the Assets which are owned, leased or licensed by RNR on the Closing Date (the “Purchased Assets”), in each case free and clear of all Encumbrances; provided, however, that the assignment of the Contracts set forth on Annex 1 hereto relating to Operator Services (as defined in the Transition Services Agreement) as reasonably determined by RNR (in its capacity as Operator under the Transition Services Agreement) shall be effective as of and occur upon the completion of the Operations Term (as defined in the Transition Services Agreement).”

(e)	Section 9.02(b) of the Original MIAPA is replaced in its entirety with the following:

“(b) Change of Name. As soon as reasonably possible after the one hundred twenty (120) day period following the Closing (i) Buyer shall change the name of the Company to remove the names of Sellers and their Affiliates or any variations on them, including “Resolute”, and Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the foregoing and (ii) unless prohibited by Governmental Authorities or applicable Laws, Buyer shall remove the names of Sellers and their Affiliates or any variations on them, including “Resolute”, from any signage located in the Aneth Field.”

(f)	The Parties hereby agree that the Closing shall occur on November 6, 2017, at 9:00 am local time in Denver, Colorado, or such other time mutually agreed to in writing by the Parties.
(g)	Section 12.04(c) of the Original MIAPA is replaced in its entirety with the following:

“(c)subject to Section 2.02, deliver to Buyer possession of the Purchased Assets;”

(h)	Section 12.05(a) of the Original MIAPA is replaced in its entirety with the following:

“(a)deliver to Sellers $147,248,302 of the Purchase Price in immediately available federal funds by wire transfer to the account designated by Sellers in the Closing Statement;”

(i)	The following clause shall be added to the end of Section 12.05 of the Original MIAPA:

“No later than three (3) Business Days after the Closing Date, Buyer shall deliver to Sellers $7,228,000, representing the remaining amount of the Purchase Price, in immediately available federal funds by wire transfer to the account designated by Sellers in the Closing Statement.”

(j)	Section 19.08 of the Original MIAPA is replaced in its entirety with the following:

“Section 19.08 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by the Sellers with Governmental Authorities and relating to the Assets may be transferable to Buyer. No later than December 31, 2017, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement; provided, however, that on or before the date of Closing, Buyer shall deliver a letter of credit to Kinder Morgan CO2 Company, L.P. as contemplated by that Consent to Assignment dated as of the Effective Time (as defined therein) among RNR, Buyer and Kinder Morgan CO2 Company, L.P.”

(k)	The first paragraph of Section 19.12 of the Original MIAPA is replaced in its entirety with the following:

“Section 19.12 Notices.  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail (with read receipt requested) to the addresses of Sellers and Buyer set forth below; provided that any notice or report to be delivered to Sellers under Section 3.04 shall be sent to the attention of “Accounting Department.”  Any such notice shall be effective only upon receipt. Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).”

(l)

The following paragraph, which is found in Section 7.05(a), Section 7.05(b) and Section 7.07 of the Disclosure Schedule to the Original MIAPA, is deleted in its entirety, and the Parties acknowledge that no such waiver or amendment is required or applicable under the terms of the Original MIAPA.

“A waiver or amendment will be required under the Third Amended and Restated Credit Agreement as a result of the consideration to be paid to Resolute under the Agreement not being comprised of at least 90% cash or cash equivalents and the note to be issued by Buyer constituting an investment for which no basket is available. The waiver or amendment will be obtained by Resolute prior to or simultaneous with Closing.”

(m)	The Transition Services Agreement attached as Exhibit I to the Original MIAPA is replaced in its entirety with the Transition Services Agreement attached hereto as Annex 2.
(n)	The Assignment and Bill of Sale attached as Exhibit J to the Original MIAPA is replaced in its entirety with the Assignment and Bill of Sale attached hereto as Annex 3.
2.

RATIFICATION.  The Parties hereby ratify and affirm the terms and conditions of the Original MIAPA, as amended by this Amendment, and covenant and agree that the Original MIAPA, as amended by this Amendment, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated thereby.

3.

CHOICE OF LAW.  This Amendment and the obligations of the Parties hereunder will be governed by and construed in accordance with the Laws of the State of Colorado, without giving effect to any choice of law principles.

4.

COUNTERPART SIGNATURES.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by electronic transmittal (such as email and pdf’s) shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any Party delivering an executed counterpart of this Amendment by electronic transmittal also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the Effective Time.

SELLERS:

RESOLUTE ENERGY CORPORATION

By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer

HICKS ACQUISITION COMPANY I, INC.

By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer

RESOLUTE NATURAL RESOURCES COMPANY, LLC

By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer

THE COMPANY:

RESOLUTE ANETH, LLC

By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer

BUYER:

ELK PETROLEUM ANETH, LLC

By:	/s/ J. Scott Hornafius
J. Scott Hornafius
President

PARENT GUARANTOR:

ELK PETROLEUM LIMITED
CAN 112 566 499 in accordance with Section 127 of the Corporations Act 2001 (Cth)

By:	/s/ Bradley W. Lingo
Bradley W. Lingo
Chief Executive Officer